Exhibit 99

News Release

FOR RELEASE –– FEBRUARY 5, 2013

Kevin J. Martin, former FCC chairman, named to
Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today appointed Kevin J. Martin, former chairman of the U.S. Federal Communications Commission (FCC), to Corning’s board of directors, effective Feb. 5.

Martin will also serve on the board’s audit and finance committees.

He will hold office until Corning’s annual meeting of shareholders on April 25, 2013, at which time he will stand for election to a one-year term. His appointment brings the number of Corning directors to 14.

Martin, 46, brings deep experience to the board, particularly in the telecommunications, economics, governmental, and legal arenas. A former legal adviser to FCC Commissioner Harold Furchtgott-Roth and strategist in the George W. Bush presidential campaign, he joined the Bush White House as special assistant to the president for economic policy and served on the National Economic Council. In 2001, he became a member of the FCC. The president named him chairman of the commission in 2005.

He stepped down as FCC chairman in 2009 to become senior fellow at the Aspen Institute in the think tank’s Communications and Society program. He is currently a partner and co-chair of Patton Boggs LLP in the Washington law firm’s Technology and Communications practice.

Martin is a cum laude graduate from Harvard Law School. He earned his bachelor’s degree in political science from the University of North Carolina at Chapel Hill. He also holds a master’s degree in public policy from Duke University.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H. S. Nicholson
(607) 974-6716
nicholsoas@corning.com

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